Exhibit 10.3

RBC Capital Markets, LLC 3 World Financial Center 200 Vesey Street New York, New York 10281 Telephone: (212) 858-7000 June 26, 2015

To:	Impax Laboratories, Inc. 30831 Huntwood Avenue Hayward, CA 94544 Attention: Mark Schlossberg, SVP & General Counsel Telephone No.: (510) 240-6000 Facsimile No.: (510) 240-6096

Re:	Additional Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by Impax Laboratories, Inc. (“Company”) to Royal Bank of Canada (“Dealer”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.            This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Company as if (a) the phrase”, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (b) the “Threshold Amount” were USD 35,000,000 and (c) the following language were added to the end of Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.            The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	June 26, 2015

Effective Date:	The Trade Date

Warrants:

Equity call warrants, each giving the holder the right to purchase a number of Shares equal to the Warrant Entitlement at a price per Share equal to the Strike Price, subject to the terms set forth under the caption “Settlement Terms” below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The common stock of Company, par value USD 0.01 per share (Exchange symbol “IPXL”)

Number of Warrants:	1,578,580. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 81.2770.

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 47.81, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Company’s capitalization.

Premium:	USD 14,720,000.00

Premium Payment Date:	The closing date of the initial issuance of the Company’s 2.00% Convertible Senior Notes due June 15, 2022

Exchange:	The NASDAQ Global Market

Related Exchange(s):	All Exchanges

Procedures for Exercise.

Expiration Time:	The Valuation Time

Expiration Dates:

Each Scheduled Trading Day during the period from, and including, the First Expiration Date to, but excluding, the 100th Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall in good faith and in a commercially reasonable manner make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, then such Scheduled Trading Day shall be deemed to be an Expiration Date for the relevant Daily Number of Warrants and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day.

First Expiration Date:	September 15, 2022 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:

For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to “Expiration Dates”.

Automatic Exercise:

Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.

Valuation Terms.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms.

Settlement Method Election:

Applicable; provided that (i) references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced by references to “Net Share Settlement”; (ii) Company may elect Cash Settlement only if Company represents and warrants to Dealer in writing on the date of such election that (A) Company and its Affiliates are not in possession of any material non-public information regarding Company or the Shares, (B) Company is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (C) the assets of Company at their fair valuation exceed the liabilities of Company (including contingent liabilities), the capital of Company is adequate to conduct the business of Company, and Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature; and (iii) the same election of settlement method shall apply to all Expiration Dates hereunder.

Electing Party:	Company

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the First Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:

If Net Share Settlement is applicable, then on the relevant Settlement Date, Company shall deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified herein free of payment through the Clearance System, and Dealer shall be treated as the holder of record of such Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date, and Company shall pay to Dealer cash in lieu of any fractional Share based on the Settlement Price on the relevant Valuation Date.

Share Delivery Quantity:

For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date.

Net Share Settlement Amount:

For any Settlement Date, an amount equal to the product of (i) the number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Cash Settlement:	If Cash Settlement is applicable, on the relevant Settlement Date, Company shall pay to Dealer an amount of cash in USD equal to the Net Share Settlement Amount for such Settlement Date.

Settlement Price:

For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page IPXL <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Dates:

As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(m)(i) hereof; provided that Section 9.4 of the Equity Definitions is hereby amended by (i) inserting the words “or cash” immediately following the word “Shares” in the first line thereof and (ii) inserting the words “for the Shares” immediately following the words “Settlement Cycle” in the second line thereof.

Other Applicable Provisions:

If Net Share Settlement is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

Representation and Agreement:

Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that (i) any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Company’s status as issuer of the Shares under applicable securities laws and (ii) any Shares delivered to Dealer may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Method of Adjustment:

Calculation Agent Adjustment, except that any adjustment in respect of a Potential Adjustment Event shall be made in a commercially reasonable manner and in consultation with Company. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(h) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:

Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person that is a corporation”.

Consequence of Merger Events:

Merger Event:

Applicable, except that any adjustment in respect of a Merger Event shall be made in a commercially reasonable manner and in consultation with Company; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 9(j)(ii)(B) of this Confirmation, the provisions of Section 9(j)(ii)(B) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Component Adjustment

Modified Calculation

Agent Adjustment:

If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Company being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the Issuer of the Affected Shares and the entity that will be the Issuer of the New Shares shall, prior to the Merger Date, have entered into such documentation containing agreements relating to “tacking” and “holding period” related considerations under U.S. securities law and credit exposure assumed by Dealer as the result of the Merger Event, as reasonably requested by Dealer that Dealer has determined, in its good faith, reasonable judgment, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal and regulatory requirements, and if such conditions are not met or if the Calculation Agent reasonably determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Consequence of Tender Offers:

Tender Offer:

Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “25%”; provided, further, that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(j)(ii)(A) of this Confirmation, the provisions of Section 9(j)(ii)(A) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Consequences of Announcement Events:

Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions, except that any adjustment in respect of an Announcement Event shall be made in a commercially reasonable manner and in consultation with Company; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event” and (y) for the avoidance of doubt, the Calculation Agent may determine whether the relevant Announcement Event has had a material effect on the Transaction (and, if so, adjust the terms of the Transaction accordingly in a commercially reasonable manner) on one or more occasions on or after the date of the Announcement Event but no later than the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:

(i) The public announcement by any entity of (x) any transaction or event that is reasonably likely to be completed, as determined by the Calculation Agent and, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 15% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by any entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof and (ii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that,

(i)

Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)

Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0 basis points until June 15, 2022 and 25 basis points thereafter.

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4.	Calculation Agent.	Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Company of such failure, Company shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Company, the Calculation Agent shall promptly (but in any event within five Scheduled Trading Days) provide to Company by e-mail to the e-mail address provided by Company in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models or proprietary or confidential information used by it for such determination or calculation.

5.	Account Details.

(a)           Account for payments to Company:

To be provided by Company.

Account for delivery of Shares from Company:

To be provided by Company.

(b)	Account for payments to Dealer:

ABA: 021000021

JP Morgan Chase NY (CHASUS33)

A/C Royal Bank of Canada, NY Branch (ROYCUS3X)

A/C#: 920-1-033363
FFC A/C Name: RBC US Transit
FFC A/C#: 012692041499
Reference: Impax Laboratories, Inc.

Account for delivery of Shares to Dealer:

To be provided by Dealer.

6.	Offices.

(a)	The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: New York

Royal Bank of Canada
c/o RBC Capital Markets, LLC
3 World Financial Center
200 Vesey Street
New York, New York 10281
Attention:     Structured Derivatives Documentation
Telephone:     (212) 858-7000
Facsimile:       (212) 428-3053

7.	Notices.

(a)	Address for notices or communications to Company:

Impax Laboratories, Inc.
30831 Huntwood Avenue
Hayward, CA 94544
Attention:              Mark Schlossberg, SVP & General Counsel
Telephone No.:      (510) 240-6000
Facsimile No.:        (510) 240-6096

Address for notices or communications to Dealer:

Royal Bank of Canada
c/o RBC Capital Markets, LLC
3 World Financial Center
200 Vesey Street
New York, New York 10281
Attention:          Structured Derivatives Documentation
Telephone:          (212) 858-7000
Facsimile:            (212) 428-3053
Email:                 RBCECMCorporateEquityLinkedDocumentation@rbc.com

8.	Representations and Warranties of Company.

Other than for purposes of Section 5(a)(iv) of the Agreement, each of the representations and warranties of Company set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”), dated as of June 25, 2015, between Company and RBC Capital Markets, LLC, as representative of the initial purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Company hereby further represents and warrants to Dealer on the date hereof, on and as of the Premium Payment Date and, in the case of the representations in Section 8(d), at all times until termination of the Transaction, that:

(a)

Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)

Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by any subsequent filings, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)

No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)

A number of Shares equal to 2,108,853 (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(e)

Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)

Company is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(g)	Company and each of its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Company or the Shares.

(h)

To Company’s knowledge, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(i)

Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(j)

Without limiting the generality of Section 13.1 of the Equity Definitions, Company acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

9.	Other Provisions.

(a)

Opinions. Company shall deliver to Dealer one or more opinions of counsel, dated as of the Premium Payment Date, given by Latham & Watkins LLP, with respect to the matters set forth in Sections 8(a) through (d) of this Confirmation; provided that any such opinion of counsel may contain customary exceptions and qualifications. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement. In addition, in connection with the entry into or consummation of any Redomicile Transaction (as defined below), Company shall deliver to Dealer an opinion of counsel (subject to customary qualifications, assumptions and exceptions), dated as of the date of such Redomicile Transaction, with respect to the matters set forth in Sections 8(a), 8(b), 8(c) and 8(d) of this Confirmation (except the reference in Section 8(b) to “any agreement or instrument filed as an exhibit to Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by any subsequent filings” shall be replaced with “any agreement or instrument to which Company or its subsidiaries is a party or to which Company or any of its subsidiaries is subject”). “Redomicile Transaction” means any Merger Event, reincorporation of Company, corporate redomiciliation of Company or similar transaction pursuant to which (x) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of a corporation that is not organized under the laws of the United States, any State thereof or the District of Columbia or (y) the Company following such Merger Event, reincorporation of Company, corporate redomiciliation of Company or similar transaction is not a corporation or is incorporated in a jurisdiction other than the United States, any State thereof or the District of Columbia.

(b)

Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 69.09 million (in the case of the first such notice) or (ii) thereafter more than 2.43 million less than the number of Shares included in the immediately preceding Repurchase Notice. Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, in each case, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of such proceeding that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any such proceeding that is pending or threatened in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)

Regulation M. Company is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b) and 102(b) of Regulation M. Company shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)

Rule 10b-18. On each Settlement Date, neither Company nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares except through Dealer and except (w) purchases of Shares that do not constitute “Rule 10b-18 purchases” under subparagraphs (ii) or (iii) of Rule 10b-18(a)(13) and that are not reasonably expected to result in purchases of Shares in the market, (x) withholding of Shares from holders of employee stock options to cover amounts payable (including tax liabilities and/or payment of exercise price) in respect of the exercise of such employee stock options, (y) purchases of Shares from employees to satisfy obligations under employee compensation agreements with such employees and (z) privately negotiated off-exchange repurchases of Shares that are not reasonably expected to result in purchases of Shares in the market.

(e)	Resolutions. On or prior to the Trade Date, Company shall deliver to Dealer a resolution of Company’s board of directors authorizing the Transaction.

(f)

No Manipulation. Company is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(g)

Transfer or Assignment. Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer. Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any affiliate of Dealer or any internationally recognized investment bank; provided, that, in each case, as a result of such transfer or assignment, (i) Company will not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Company would have been required to pay to Dealer in the absence of such transfer or assignment and (ii) such transferee provides either an IRS Form W-9 or W-8 (or successor form). If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Warrant Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants in accordance with the preceding sentence on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence as if Company was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Company that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that gives rise to reporting or registration obligations (except for any filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in a material adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(h)

Dividends. If at any time during the period from and including the Effective Date, to and including the last Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares, then the Calculation Agent will adjust any of the Strike Price, Number of Warrants, Daily Number of Warrants and/or any other variable relevant to the exercise, settlement or payment of the Transaction to preserve the fair value of the Warrants to Dealer after taking into account such dividend.

(i)

Role of Agent. Dealer has appointed, as its agent, its indirect wholly-owned subsidiary, RBC Capital Markets, LLC (“RBCCM”), for purposes of conducting, on Dealer’s behalf, a business in privately negotiated transactions in options and other derivatives. Company hereby is advised that Dealer, the principal and stated counterparty in such transactions, duly has authorized RBCCM to market, structure, negotiate, document, price, execute and hedge transactions in over-the-counter derivative products. RBCCM does not act as agent of Company. For the avoidance of doubt, any performance by Dealer of its obligations hereunder solely to RBCCM shall not relieve Dealer of such obligations. RBCCM’s performance to Company of Dealer’s obligations hereunder shall relieve Dealer of such obligations to the extent of such performance. Any performance by Company of its obligations (including notice obligations) through or by means of RBCCM’s agency for Dealer shall constitute good performance of Company’s obligations hereunder to Dealer.

(j)	Additional Provisions.

(i)	Amendments to the Equity Definitions:

(A)

Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or Warrants” at the end of the sentence.

(B)

Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “a material” in the fifth line thereof, (x) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C)

Section 11.2(e)(vii) of the Equity Definitions is hereby replaced in its entirety with the words “any other corporate event involving the Issuer or its securities that has a material economic effect on the Transaction.”

(D)

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(E)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(F)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)

(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.” and (4) deleting clause (X) in the final sentence.

(ii)

Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction, or, at the election of Dealer in its sole discretion, any portion of the Transaction, shall be deemed the sole Affected Transaction; provided that if Dealer so designates an Early Termination Date with respect to a portion of the Transaction, (a) a payment shall be made pursuant to Section 6 of the Agreement as if an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants included in the terminated portion of the Transaction, and (b) for the avoidance of doubt, the Transaction shall remain in full force and effect except that the Number of Warrants shall be reduced by the number of Warrants included in such terminated portion:

(A)

A “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Company, its wholly owned subsidiaries and its and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of Company representing more than 50% of the voting power of all classes of such common equity entitled to vote generally in the election of its directors.

(B)

Consummation of (I) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets, (II) any share exchange, consolidation or merger of Company pursuant to which the Shares will be converted into cash, securities or other property or assets or (III) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Company and its subsidiaries, taken as a whole, to any person other than one of Company’s wholly owned subsidiaries. Notwithstanding the foregoing, any transaction or transactions set forth in this clause (B) shall not constitute an Additional Termination Event if (x) at least 90% of the consideration received or to be received by holders of the Shares, excluding cash payments for fractional Shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and (y) as a result of such transaction or transactions, the Shares will consist of such consideration, excluding cash payments for fractional Shares and cash payments made pursuant to dissenters’ appraisal rights.

(C)	[Reserved.]

(D)

Default by Company or any of its Significant Subsidiaries (as defined below) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $35 million (or its foreign currency equivalent) in the aggregate of Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, if such default is not cured or waived, or such acceleration is not rescinded within 30 days after written notice to Company.

A “Significant Subsidiary” is a subsidiary that is a “significant subsidiary” as defined under Rule 1-02(w) of Regulation S-X under the Exchange Act.

(E)	[Reserved.]

(F)

Dealer, despite using commercially reasonable efforts, is unable or reasonably determines, based on advice of counsel, that it is impractical or illegal, to hedge its exposure with respect to the Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).

(G)

On any day during the period from and including the Trade Date, to and including the earlier of the Stockholder Approval Date and the final Expiration Date, (I) the Notional Unwind Shares (as defined below) as of such day exceeds a number of Shares equal to 75% of the Maximum Number of Shares, or (II) Company makes a public announcement of any transaction or event that, in the reasonable opinion of Dealer would, upon consummation of such transaction or upon the occurrence of such event, as applicable, and after giving effect to any applicable adjustments hereunder, cause the Notional Unwind Shares immediately following the consummation of such transaction or the occurrence of such event to exceed a number of Shares equal to 75% of the Maximum Number of Shares. The “Notional Unwind Shares” as of any day is a number of Shares equal to (1) the amount that would be payable pursuant to Section 6 of the Agreement (determined as of such day as if an Early Termination Date had been designated in respect of the Transaction and as if the Company were the sole Affected Party and the Transaction were the sole Affected Transaction), divided by (2) the Settlement Price (determined as if such day were a Valuation Date). For the purposes of this clause (G), the Share Delivery Quantity shall be deemed to include the “Share Delivery Quantity” (as defined in the letter agreement dated June 25, 2015 between Dealer and Company regarding Base Warrants (the “Base Warrant Confirmation”)) and the terms set forth above for determining the Share Delivery Quantity shall apply mutatis mutandis for the purposes of determining the “Share Delivery Quantity” under the Base Warrant Confirmation. “Stockholder Approval Date” means the first date on which (x) Shareholders of Company have approved an increase in the number of authorized but unissued Shares that are not reserved for other purposes sufficient for Company to issue and deliver upon exercise and settlement or termination of all Warrants evidenced hereby a number of Shares equal to two times the product of the Number of Warrants and the Warrant Entitlement (the “Maximum Underlying Share Amount”) and (y) Company has reserved for exercise and settlement or termination of all Warrants evidenced hereby a number of Shares equal to the Maximum Underlying Share Amount.

(k)

Collateral and No Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Both parties waive any rights to set-off or netting, including in any bankruptcy proceedings of Company, amounts due either party with respect to any Transaction hereunder against amounts due to either party from the other party under any other agreement between the parties.

(l)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

(i)

If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Company’s control, or (iii) an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Company’s control), and if Company would owe any amount to Dealer pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Company shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Company remakes the representation set forth in Section 8(g) as of the date of such election and (c) Dealer agrees, such agreement not to be unreasonably withheld, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:

If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to Section 9(m)(i) below, in satisfaction, subject to Section 9(m)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(m)(i)).

Share Termination Unit Price:

The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(m)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units (with such price taking into account a commercially reasonable liquidity discount in the case where such securities are subject to restrictions under the Securities Act). In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(m)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(m)(i).

Share Termination Delivery Unit:

One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event. If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(ii)

Notwithstanding anything to the contrary in this Confirmation, any Payment Obligation under this Confirmation shall, for all purposes, be calculated as if the Maximum Number of Shares were equal to two times the product of the Number of Warrants and the Warrant Entitlement, but any deliveries under Section 9(l)(i) shall be limited to the Maximum Number of Shares as defined in Section 9(r)(i) hereof.

(m)

Registration/Private Placement Procedures. If, in the reasonable opinion of Dealer, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, if Dealer notifies Company of the need for registration or private placement procedures set forth in this Section 9(m), then Company shall elect, prior to the later of (x) the first Settlement Date for the first applicable Expiration Date and (y) the third Scheduled Trading Day following the date of such notification, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all remaining Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)

If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in accordance with private placement procedures with respect to such Restricted Shares customary for private placements of equity securities of substantially similar size reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of equity securities of a substantially similar size, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(l) above) or premium to any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder. Notwithstanding anything to the contrary in the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company of such applicable discount or premium, as the case may be, and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(l) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

(ii)

If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures for registered secondary offerings of a substantially similar size, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements for registered secondary offerings of a substantially similar size, all reasonably acceptable to Dealer. If Dealer, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(l) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the Exchange Business Day on which Dealer completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above). If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on such day (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Number of Shares.

(iii)

Without limiting the generality of the foregoing, Company agrees that (A) any Restricted Shares delivered to Dealer may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer and (B) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Company) has elapsed in respect of any Restricted Shares delivered to Dealer, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Dealer (or such affiliate of Dealer) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(iv)

If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(n)

Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder and after taking into account any Shares deliverable to Dealer under the Base Warrant Confirmation, (i) the Section 16 Percentage would exceed 8.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery and after taking into account any Shares deliverable to Dealer under the Base Warrant Confirmation, (i) the Section 16 Percentage would exceed 8.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed 8.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit.

(o)

Share Deliveries. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary.

(p)

Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(q)

Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(r)	Maximum Share Delivery.

(i)

Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver a number of Shares greater than the Maximum Number of Shares to Dealer in connection with the Transaction, subject to the provisions regarding Deficit Shares in Section 9(r)(ii). “Maximum Number of Shares” means (x) prior to the Stockholder Approval Date, 2,108,853 and (y) from and after the Stockholder Approval Date, a number of Shares equal to two times the product of the Number of Warrants and the Warrant Entitlement.

(ii)

In the event Company shall not have delivered to Dealer the full number of Shares or Restricted Shares otherwise deliverable by Company to Dealer pursuant to the terms of the Transaction because Company has insufficient authorized but unissued Shares that are not reserved for other transactions (such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been delivered pursuant to this Section 9(r)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Company additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Company deliver any Shares or Restricted Shares to Dealer pursuant to this Section 9(r)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to Dealer to exceed the Maximum Number of Shares. Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.

(s)

Right to Extend. Dealer may postpone or add, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Dealer determines, based on the advice of counsel, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions that are materially different from those in existence as of the Trade Date or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that no such Exchange Business Day or other date of valuation, payment or delivery may be postponed or added more than 50 Exchange Business Days after the original Exchange Business Day or other date of valuation, payment or delivery, as the case may be.

(t)

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(u)

Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(v)

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(w)

Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Company.

(x)

Early Unwind. In the event the sale of the “Option Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Company fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Company represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(y)

Payment by Dealer. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(z)

Listing of Warrant Shares. Company shall have submitted an application for the listing of the Warrant Shares on the Exchange, and such application and listing shall have been approved by the Exchange, subject only to official notice of issuance, in each case, on or prior to the Premium Payment Date. Company agrees and acknowledges that such submission and approval shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(aa)	Redomicile Transaction. Company shall not enter into or consummate any Redomicile Transaction unless:

(i)

Company will be a corporation incorporated under the laws of the United States or any state thereof and a wholly-owned direct or indirect subsidiary of a successor Issuer immediately following such Redomicile Transaction, such successor Issuer fully and unconditionally guarantees the obligations of Company under this Confirmation (the “Guaranteed Obligations”) and repeats to Dealer immediately following such Redomicile Transaction the representations and warranties set forth in Sections 8(a), 8(b), 8(c) and 8(d) of this Confirmation (as if references therein to (w) “Transaction” were replaced with “guarantee of the Guaranteed Obligations”, (x) “Company” were replaced with “Issuer”, (y) “Confirmation” were replaced with “guarantee of the Guaranteed Obligations” and (z) “any agreement or instrument filed as an exhibit to Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by any subsequent filings” in Section 8(b) were replaced with “any agreement or instrument to which Issuer or its subsidiaries is a party or to which Issuer or any of its subsidiaries is subject”); or

(ii)

the successor Issuer immediately following such Redomicile Transaction assumes Company’s rights and obligations hereunder, becoming “Company” for all purposes hereunder, and such successor Company immediately following such Redomicile Transaction repeats to Dealer immediately following such Redomicile Transaction the representations and warranties set forth in Sections 8(a), 8(b), 8(c) and 8(d) of this Confirmation (as if references therein to (w) “execute, deliver” were replaced with “assume”, (x) “execution, delivery” and “execution and delivery” were replaced with “assumption”, (y) “executed and delivered” were replaced with “assumed” and (z) “any agreement or instrument filed as an exhibit to Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by any subsequent filings” in Section 8(b) were replaced with “any agreement or instrument to which Company or its subsidiaries is a party or to which Company or any of its subsidiaries is subject”).

Notwithstanding anything to the contrary in this Confirmation, following consummation of any Redomicile Transaction pursuant to which Issuer following such Redomicile Transaction is organized under the laws of a jurisdiction other than the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom, then such Redomicile Transaction shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Company shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

If, at any time following the occurrence of any Redomicile Transaction, Dealer reasonably determines in its good faith judgment, following consultation with Company for a period of at least five Scheduled Trading Days (such consultation period, the “Redomicile Event Consultation Period”) that (i) (x) such Redomicile Transaction has had a material adverse effect on Dealer's rights and obligations under the Transaction or (y) Dealer would incur an increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee to (1) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the economic risk of entering into and performing its obligations with respect to the Transaction, or (2) realize, recover or remit the proceeds of any such transaction(s) or asset(s) and (ii) Dealer cannot promptly avoid the occurrence of each such material adverse effect or increased tax, duty, expense or fee by (x) transferring or assigning Dealer’s rights and obligations under this Confirmation and the Agreement without Company’s consent pursuant to Section Error! Reference source not found.Error! Reference source not found. to an affiliate of Dealer that would not suffer any such material adverse effect or increased tax, duty, expense or fee (it being understood that Dealer need not take any action that does not meet the Avoidance Criteria), (y) using commercially reasonable efforts to avoid such material adverse effect or increased tax, duty, expense or fee (it being understood that Dealer need not take any action that does not meet the Avoidance Criteria) or (z) amending the terms of this Confirmation (whether because amendments would not avoid such occurrence or because Company fails to agree promptly to such amendments) (it being understood, for the avoidance of doubt, that an event described in clause (i)(x) or clause (i)(y) above for which Dealer can avoid the occurrence of the relevant material adverse effect or increased tax, duty, expense or fee after giving effect to the related Price Adjustment referred to below shall be a Redomicile Event notwithstanding this clause (ii)(z)) (each of the events described in clause (i)(x) and clause (i)(y) above that also satisfies the conditions set forth in clause (ii) above, a “Redomicile Event”), then, in either case, Dealer shall give prompt notice to Company of such Redomicile Event.

“Avoidance Criteria” means with respect to an action by a party, as determined by the Calculation Agent in good faith, that (i) such action is legal (and, in the case of a Change in Law, in the reasonable judgment of Dealer is within the intent of the law or regulation that is the subject of the Change in Law) and complies with all applicable regulations, rules (including by self-regulatory organizations) and policies (whether written or oral) including policies of such party, (ii) such action would not cause or, in the judgment of Dealer, would not create a material risk of causing, an Additional Disruption Event (ignoring, for this purpose, any requirement to avoid such Additional Disruption Event as set forth herein), (iii) if such party or an affiliate is to establish one or more alternative Hedge Positions, there is sufficient liquidity in those alternative Hedge Positions available for that Hedging Party to hedge the Transaction and all other transactions into which that party has entered and for which that party determines that it needs to utilize those alternative Hedge Positions, (iv) such action is known by that party or known by other financial institutions that are leading derivatives dealers that are generally willing to enter into transactions similar to the Transaction; (v) by taking such action, such party would not incur, or there would not be a material risk that such party would incur, any one or more of an increased operational or administrative burden or expense, increased performance cost, increased hedging cost or increased capital charges (in each case as compared to circumstances on the Trade Date), (vi) such action would not require such party to (A) enter into arrangements with a counterparty, custodian, depositary and/or other third party that has no existing business relationship with that party in relation to positions, contracts, instruments, transactions, or other arrangements similar in type to such action or (B) exceed, individually or together with any other positions, contracts, transactions, instruments or other arrangements into which such party has entered (individually or on a portfolio basis), investment quotas, position limits, investment level restrictions, internal client limits, credit limits or risk-based requirements of such party, in each case, existing as of the Trade Date and regardless of whether imposed by law, governmental authority or regulation, and (vii) by taking such action, it would not be necessary for that party to make any filing or submission to any government or regulatory authority (including a taxing authority) and (viii) as applied to an avoidance of an Excess Ownership Position, such action does not cause, or would not create a material risk of causing, an interference or disruption to such party’s normal business practice or client service including, without limitation, market-making, trust or custody service.

Concurrently with delivering such notice, Dealer shall give notice to Company of a commercially reasonable Price Adjustment that Dealer determines, in its good faith, commercially reasonable judgment, appropriate to account for the economic effect on the Transaction of such Redomicile Event and provide Company with supporting documentation for such Price Adjustment (unless Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonable result, in which case Dealer shall so notify Company). Unless Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonable result, within two Scheduled Trading Days of receipt of such notice, Company shall notify Dealer that it elects to (A) agree to amend the Transaction to take into account such Price Adjustment or (B) pay Dealer an amount determined by Dealer (and in respect of which Dealer has provided to Company supporting documentation) that corresponds to such Price Adjustment (and, in each case, Company shall be deemed to have repeated the representation set forth in Section 8(g) of this Confirmation as of the date of such election). If Company fails to give such notice to Dealer of its election by the end of that second Scheduled Trading Day, or if Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonable result, then such failure or such determination, as the case may be, shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (1) Company shall be deemed to be the sole Affected Party, (2) the Transaction shall be the sole Affected Transaction and (3) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. For the avoidance of doubt, the parties hereto agree and acknowledge that the occurrence of a Redomicile Event shall not preclude the occurrence of one or more additional, subsequent Redomicile Events, it being understood and agreed that any Price Adjustment described in clause (A) above and/or any payment described in clause (B) above shall be calculated without duplication in respect of any prior such Price Adjustment and/or payment. For purposes of the foregoing, Dealer will be deemed to have not determined that no Price Adjustment will produce a commercially reasonable result unless Dealer has consulted with Company regarding such Price Adjustment determination for a period of at least five Scheduled Trading Days (it being understood that such consultation period may run concurrently with the Redomicile Event Consultation Period for the related Redomicile Event if Company receives notice of such Price Adjustment determination prior to the start of such Redomicile Event Consultation Period).

(bb)

FATCA and Dividend Equivalent Tax. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any tax imposed on amounts treated as dividends from sources within the United States under Section 871(m) of the Code (or the United States Treasury Regulations or other guidance issued thereunder). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(cc)

U.S. Federal Withholding Tax. If Dealer transfers or assigns all or any part of its rights and obligations under the Transaction without the Company’s consent to a transferee that (1) is not a United States person (as defined in the Code) and (2) does not provide a W-8ECI, the term “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax including, but not limited to (i) any FATCA Withholding Tax, (ii) any tax imposed on amounts treated as dividends from sources within the United States under Section 871(m) of the Code (or the United States Treasury Regulations or other guidance issued thereunder), or (iii) any tax imposed on amounts treated as distributions of property under Section 305 of the Code (or the United States Treasury Regulations or other guidance issued thereunder), and if, at any time, Company is required to remit an amount of tax in respect of any such U.S. federal withholding tax including, but not limited to any tax described under (i) through (iii) with respect to a payment (or deemed payment or deemed distribution) under the Transaction, then without duplication for any amount that Company has deducted on account of such tax from any amount paid to such transferee pursuant to the Transaction, the amount so required to be remitted shall be payable by such transferee to Company within 10 business days of written demand by the Company.  For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(dd)	Part 2(b) of the ISDA Schedule – Payee Representation.

(i)	For the purpose of Section 3(f) of this Agreement, Company makes the following representation to Dealer:

Company is a corporation established under the laws of the State of Delaware and is a “United States person” (as that term is defined in Section 7701(a)(30) of the Code).

(ii)	For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Company:

Each payment received or to be received by it in connection with this Agreement is effectively connected with its conduct of a trade or business by Dealer within the United States; and

It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.

(ee)	Part 3(a) of the ISDA Schedule – Tax Forms:

Party Required to Deliver Document	Form/Document/Certificate	Date by which to be Delivered
Company	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)

(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Company has become obsolete or incorrect.

Dealer	A complete and duly executed United States Internal Revenue Service Form W-8ECI (or successor thereto)

(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Company; and (iii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Very truly yours,

ROYAL BANK OF CANADA by its agent RBC Capital Markets, LLC

By:	s/ Dawn T. Laabs
Authorized Signatory
Name:

Accepted and confirmed
as of the Trade Date:

IMPAX LABORATORIES, INC.

By:	s/ Bryan Reasons
Authorized Signatory
Name:

[Additional Warrant Signature Page]